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News Release

Oct. 30, 2009

FOR IMMEDIATE RELEASE CONTACT: Sharon Cook

Federal Home Loan Bank of Atlanta

scook@fhlbatl.com

(404) 888-8173

Federal Home Loan Bank of Atlanta Declares Third Quarter Dividend

ATLANTA, Oct. 30, 2009 - The Board of Directors of Federal Home Loan Bank of Atlanta (the Bank) has approved an annualized dividend rate for the third quarter of 0.41 percent. The Bank also announced that it will not repurchase activity-based excess capital stock outstanding as of the end of the third quarter of 2009. The Bank will continue to evaluate on a quarterly basis whether to repurchase excess capital stock.

The dividend rate is equal to average three-month LIBOR for the period of July 1, 2009 to Sept. 30, 2009, and is applicable to capital stock held during that period. The dividend will be credited to members' daily investment accounts at the close of business on Nov. 2, 2009.

"The Bank is pleased to provide a return on our members' investment," said Richard A. Dorfman, President and Chief Executive Officer, FHLBank Atlanta. "The dividend and excess capital stock repurchase decisions continue to reflect the Bank's conservative financial management approach as credit markets stabilize and improve."

If you have questions, please contact FHLBank Atlanta's Funding Desk at 1.800.536.9650, ext. 8011.

About FHLBank Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help more than 1,200 member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members-its shareholders and customers-are commercial banks, credit unions, savings institutions, thrift and loans, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System which since 1990 has contributed more than $3.6 billion to the Affordable Housing Program.

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